Exhibit 99.1

N E W S  R E L E A S E

Contact:	Edmund E. Kroll
Senior Vice President, Finance & Investor Relations
(212) 759-0382

Eric R. Slusser
Executive Vice President and Chief Financial Officer
(314) 725-4477

CENTENE CORPORATION REPORTS 2007 SECOND QUARTER RESULTS

ST. LOUIS, MISSOURI (July 24, 2007) -- Centene Corporation (NYSE: CNC) today announced its financial results for the quarter ended June 30, 2007.  The revenues, general and administrative expenses and related financial ratios included in this release present premium taxes on a gross basis consistent with our past reporting practice.

Q2 2007 Highlights
Total Revenues (in millions)	$727.7
Medicaid/SCHIP HBR	80.6%
Diluted EPS (as reported)	$0.40
Diluted EPS excluding FirstGuard activity	$0.27

Second Quarter Summary

-	Quarter-end Medicaid Managed Care membership of 1.1 million

-	Revenues of $727.7 million, a 46.9% increase over the 2006 second quarter.

-	Earnings per diluted share of $0.27, excluding FirstGuard activity, compared to $0.11 in the 2006 second quarter.

-	Health Benefits Ratio (HBR) for Centene’s Medicaid and SCHIP populations, which reflects medical costs as a percent of premium revenues, of 80.6%.

-	Medicaid Managed Care G&A expense ratio of 14.0% and Specialty Services G&A ratio of 15.8%.

-	Operating cash flows of $23.9 million.

-	Days in claims payable of 46.8.

Other Events

-	In April 2007, we acquired PhyTrust of South Carolina, a physician-driven company that served over 31,100 members at June 30, 2007.

-	In July 2007, we acquired a minority interest in Access Health Solutions, LLC (Access), the third largest Medicaid managed care entity in Florida. Access currently serves approximately 90,000 members.

Michael F. Neidorff, Centene’s Chairman and Chief Executive Officer, stated, “During the second quarter,  overall results for revenue, membership growth and earnings were consistent with our expectations, and our Medicaid and SCHIP HBR improved by 170 basis points sequentially.

“In Texas, we continue to see growing membership in both SCHIP and SSI, with the Texas STAR Plus overall membership consistent with our expectations. To date, we have 31,400 Star Plus members under management.  Recently, the state of Texas indicated its intent to delay the implementation of the Foster Care contract award, which we won in March. We now expect operations to commence in 2008.  The state is currently working on its readiness review and we are supporting them in this process.  We remain confident that our technology platform will enable us to provide the state more effective tracking of these members and offer a more consistent quality of healthcare for the recipients.

Centene Corporation Reports 2007 Second Quarter Results July 24, 2007 / Page 2

“In Georgia, membership was 281,400, within our guided range.  While cost and utilization trends in the state are high, we began to see those trends moderate later in the quarter. We expect trends to continue to moderate as our medical management initiatives take hold and have implemented margin protection initiatives effective August 1 with the state.
“We will continue to focus our efforts on opportunities to effectively manage our costs as we build the business. There remain numerous avenues to grow on a sustainable basis in Medicaid managed care.” concluded Neidorff.

The following table depicts membership in Centene’s managed care organizations by state at June 30, 2007 and 2006:

	2007	2006
Georgia	281,400	216,000
Indiana	161,700	193,000
New Jersey	59,100	59,000
Ohio	128,200	73,100
South Carolina	31,100	—
Texas	333,900	235,800
Wisconsin	136,100	174,600
Subtotal	1,131,500	951,500

Kansas and Missouri	—	150,000
Total	1,131,500	1,101,500

The following table depicts membership in Centene’s managed care organizations by member category at June 30, 2007 and 2006:

	2007		2006
Medicaid	846,900		755,400
SCHIP	216,500		179,700
SSI	68,100	(a)	16,400	(b)
Subtotal	1,131,500		951,500

Kansas and Missouri Medicaid/SCHIP members	—		150,000
Total	1,131,500		1,101,500

(a)64,000 at-risk; 4,100 ASO
(b) 8,900 at-risk; 7,500 ASO

Statement of Operations

-	For the 2007 second quarter, revenues increased 46.9% to $727.7 million from $495.3 million in the 2006 second quarter.

-
The HBR for Centene’s Medicaid and SCHIP populations, which reflects medical costs as a percent of premium revenues, was 80.6%, a decrease of 3.4% over 2006. The HBR for the three months ended June 30, 2006, includes approximately 2.2% ($9.7 million) for adverse medical cost development in estimated medical claims liabilities from the first quarter of 2006.  The decrease in the current year is primarily attributable to the adverse development in the prior year and increased premium taxes.  Sequentially, our Medicaid and SCHIP HBR decreased from 82.3% in the 2007 first quarter to 80.6% because of decreases in our Indiana, Texas, and Wisconsin markets, primarily related to inpatient and pharmacy cost trends.  The 2007 second quarter reflects expected claims reserve development and is based on consistent reserving methodology.

-
G&A expense as a percent of revenues for the Medicaid Managed Care segment was 14.0% in the second quarter of 2007 compared to 12.3% in the second quarter of 2006.  The increase in the Medicaid Managed Care G&A expense ratio for the three months ended June 30, 2007 primarily reflects increased premium taxes.  Premium taxes were $19.9 million in the 2007 second quarter and $6.9 million in the 2006 second quarter.  This increase was offset by the leveraging of our expenses over higher revenues, especially in our Georgia health plan.  The second quarter of 2006 included two months of Georgia implementation costs for which there was no associated revenue.

-
Operating earnings were $16.9 million, including a $3.3 million gain on the sale of FirstGuard Missouri and $3.4 million of net expense for other FirstGuard activity.  Excluding the gain and other FirstGuard activity, operating earnings were $17.0 million compared to $6.3 million in the 2006 second quarter.

-
The second quarter results included a tax benefit from the stock abandonment of our Missouri health plan, a gain from the sale of our Missouri health plan, a contribution to our charitable foundation from the sale proceeds and additional FirstGuard activity.  The net effect of these activities was $0.13 accretive to earnings per diluted share.

-	Earnings per diluted share of $0.40. Earnings per diluted share of $0.27, excluding the FirstGuard activity, compared to $0.11 in the 2006 second quarter.

-
For the six months ended June 30, 2007, revenues increased 47.2% to $1.4 billion from $950.4 million for the same period in the prior year. Medicaid Managed Care G&A expenses as a percent of revenues increased to 13.5% in the first six months of 2007 compared to 12.1% in the first six months of 2006. Earnings from operations, excluding the FirstGuard activity, increased to $32.8 million in the first six months of 2007 from $18.9 million in the first six months of 2006. Net earnings, excluding the FirstGuard activity, were $23.6 million or $0.53 per diluted share in the first six months of 2007.

Balance Sheet and Cash Flow

At June 30, 2007, the Company had cash and investments of $593.7 million, including $527.9 million held by its regulated entities and $65.8 million held by its unregulated entities.  Medical claims liabilities totaled $295.3 million, representing 46.8 days in claims payable.  Total debt was $201.1 million and debt to capitalization was 34.0%.

A reconciliation of the Company’s change in days in claims payable from the immediately preceding quarter-end is presented below:

Days in claims payable, March 31, 2007	46.4
Remaining FirstGuard reserves	0.4
Days in claims payable, June 30, 2007	46.8

Centene Corporation Reports 2007 Second Quarter Results July 24, 2007 / Page 3

Outlook

The table below depicts the Company’s guidance for the 2007 third quarter and full year.

	Q3 2007 (1)		2007 (1)
	Low	High	Low	High
Revenue (in millions)	$ 740	$ 750	$ 2,900	$ 2,940
Earnings per diluted share	$ 0.35	$ 0.38	$ 1.36	$ 1.45

(1) Excludes FirstGuard Activity

Eric R. Slusser, Centene’s Chief Financial Officer, stated, “The 2007 third quarter and full year guidance reflects continued in-range HBR performance, reasonable rate increases, continued SSI earnings growth and rigorous G&A focus.  The tightened ranges for 2007 revenue and earnings per share reflect the delay of the Texas Foster Care Program from the 2007 fourth quarter to 2008.”

Conference Call

As previously announced, the Company will host a conference call Tuesday, July 24, 2007, at 8:30 A.M. (Eastern Time) to review the financial results for the second quarter ended June 30, 2007, and to discuss its business outlook.  Michael F. Neidorff, Eric R. Slusser and J. Per Brodin will host the conference call.  Investors are invited to participate in the conference call by dialing 800-273-1254 in the U.S. and Canada, 706-679-8592 from abroad, or via a live internet broadcast on the Company's website at www.centene.com, under the Investor Relations section.  A replay will be available for on-demand listening shortly after the completion of the call until 11:59 P.M. (Eastern Time) on August 7, 2007 at the aforementioned URL, or by dialing 800-642-1687 in the U.S. and Canada, or 706-645-9291 from abroad, and entering access code 1100685.

Non-GAAP Financial Presentation

The Company is providing certain non-GAAP financial measures in this release as the Company believes that these figures are helpful in allowing individuals to more accurately assess the ongoing nature of the Company's operations and measure the Company's performance more consistently.

The non-GAAP information presented above in the “highlights” table, third bullet under "Second Quarter Summary" and fourth through seventh bullets under "Statement of Operations" excludes the tax benefit related to the stock of our Kansas and Missouri health plans and other activity for the Kansas and Missouri health plans, collectively, FirstGuard Activity.  This exclusion has been made in the non-GAAP financial measures as management believes that the tax benefit is an unusual event and the Kansas and Missouri health plans are not indicative of future company operations.

The Company uses the presented non-GAAP financial measures internally to focus management on period-to-period changes in the Company's core business operations.  Therefore, the Company believes that this information is meaningful in addition to the information contained in the GAAP presentation of financial information.  The presentation of this additional non-GAAP financial information is not intended to be considered in isolation or as a substitute for the financial information prepared and presented in accordance with GAAP.

The following table reconciles the Company’s Statement of Operations for the second quarter of 2007 on a GAAP basis to a non-GAAP basis.  The non-GAAP basis excludes the FirstGuard Activity (in thousands, except share data).

	Three Months Ended June 30, 2007
	GAAP	FirstGuard Activity	Non-GAAP

Total revenues	$727,738	$7	$727,731
Expenses:
Medical costs	574,862	(284)	575,146
Cost of services	16,670	—	16,760
General and administrative expenses	122,596	3,715	118,881
Gain on sale of FirstGuard Missouri	(3,254)	(3,254)	—
Total operating expenses	710,874	177	710,697
Earnings (loss) from operations	16,864	(170)	17,034
Investment and other income, net	1,735	(640)	2,375
Earnings (loss) before income taxes	18,599	(810)	19,409
Income tax (benefit) expense	817	(6,557)	7,374
Net earnings	$17,782	$5,747	$12,035

Diluted earnings per common share	$0.40		$0.27

Centene Corporation Reports 2007 Second Quarter Results July 24, 2007 / Page 4

Premium Tax Presentation

The Company reports premium taxes as a component of revenues and general and administrative expenses (gross basis).  The following table shows the Company’s Medicaid/SCHIP HBR and the Medicaid Managed Care G&A ratio on a gross basis as reported as well as on a net basis with premium taxes recorded as a reduction of revenues for analytical purposes.

		Medicaid/SCHIP HBR		Medicaid Managed Care G&A Ratio
	Premium Taxes (in thousands)	Current (Gross)	Net	Current (Gross)	Net
2007
Q1	$18,216	82.3%	84.8%	13.0%	10.5%
Q2	19,874	80.6	83.1	14.0	11.5
Year to Date	$38,090	81.5	84.0	13.5	11.0

2006
Q1	$4,305	82.8%	83.7%	11.9%	11.0%
Q2	6,876	84.0	85.3	12.3	11.0
Q3	13,830	82.0	84.0	13.0	11.0
Q4	17,442	82.1	84.4	12.7	10.4
Total Year	$42,453	82.6	84.3	12.6	10.8

About Centene Corporation

Centene Corporation is a leading multi-line healthcare enterprise that provides programs and related services to individuals receiving benefits under Medicaid, including the State Children’s Health Insurance Program (SCHIP) and Supplemental Security Income (SSI). The Company operates health plans in Georgia, Indiana, New Jersey, Ohio, South Carolina, Texas and Wisconsin. In addition, the Company contracts with other healthcare and commercial organizations to provide specialty services including behavioral health, health management, long-term care, managed vision, nurse triage, pharmacy benefits management and treatment compliance. Information regarding Centene is available via the Internet at www.centene.com.

The information provided in this press release contains forward-looking statements that relate to future events and future financial performance of Centene.  Subsequent events and developments may cause the Company's estimates to change.  The Company disclaims any obligation to update this forward-looking financial information in the future.  Readers are cautioned that matters subject to forward-looking statements involve known and unknown risks and uncertainties, including economic, regulatory, competitive and other factors that may cause Centene's or its industry's actual results, levels of activity, performance or achievements to be materially different from any future results, levels of activity, performance or achievements expressed or implied by these forward-looking statements.  Actual results may differ from projections or estimates due to a variety of important factors, including Centene's ability to accurately predict and effectively manage health benefits and other operating expenses, competition, changes in healthcare practices, changes in federal or state laws or regulations, inflation, provider contract changes, new technologies, reduction in provider payments by governmental payors, major epidemics, disasters and numerous other factors affecting the delivery and cost of healthcare.  The expiration, cancellation or suspension of Centene's Medicaid Managed Care contracts by state governments would also negatively affect Centene.

[Tables Follow]

Centene Corporation Reports 2007 Second Quarter Results July 24, 2007 / Page 5

CENTENE CORPORATION AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS
(In thousands, except share data)

	June 30, 2007	December 31, 2006
	(Unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$236,443	$271,047
Premium and related receivables	113,491	91,664
Short-term investments, at fair value (amortized cost $43,636 and $67,199, respectively)	43,360	66,921
Other current assets	46,257	22,189
Total current assets	439,551	451,821
Long-term investments, at fair value (amortized cost $288,993 and $146,980, respectively)	287,719	145,417
Restricted deposits, at fair value (amortized cost $26,328 and $25,422, respectively)	26,220	25,265
Property, software and equipment, net	131,829	110,688
Goodwill	136,316	135,877
Other intangible assets, net	14,472	16,202
Other assets	13,895	9,710
Total assets	$1,050,002	$894,980

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Medical claims liabilities	$295,340	$280,441
Accounts payable and accrued expenses	111,697	72,723
Unearned revenue	42,019	33,816
Current portion of long-term debt	972	971
Total current liabilities	450,028	387,951
Long-term debt	200,162	174,646
Other liabilities	8,779	5,960
Total liabilities	658,969	568,557
Stockholders’ equity:
Common stock, $.001 par value; authorized 100,000,000 shares; issued and outstanding 43,664,105 and 43,369,918 shares, respectively	44	44
Additional paid-in capital	217,705	209,340
Accumulated other comprehensive income:
Unrealized loss on investments, net of tax	(1,046)	(1,251)
Retained earnings	174,330	118,290
Total stockholders’ equity	391,033	326,423
Total liabilities and stockholders’ equity	$1,050,002	$894,980

Centene Corporation Reports 2007 Second Quarter Results July 24, 2007 / Page 6

CENTENE CORPORATION AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands, except share data)

	For the Three Months Ended June 30,		For the Six Months Ended June 30,
	2007	2006	2007	2006
	(Unaudited)		(Unaudited)

Revenues:
Premium	$707,723	$476,079	$1,356,966	$911,641
Service	20,015	19,214	41,607	38,730
Total revenues	727,738	495,293	1,398,573	950,371
Expenses:
Medical costs	574,862	400,229	1,110,268	761,901
Cost of services	16,670	14,317	32,300	29,905
General and administrative expenses	122,596	74,441	229,462	139,663
Gain on sale of FirstGuard Missouri	(3,254)	—	(7,472)	—
Total operating expenses	710,874	488,987	1,364,558	931,469
Earnings from operations	16,864	6,306	34,015	18,902
Other income (expense):
Investment and other income	5,948	3,891	10,449	7,431
Interest expense	(4,213)	(2,456)	(7,345)	(4,454)
Earnings before income taxes	18,599	7,741	37,119	21,879
Income tax (benefit) expense	817	2,776	(18,874)	8,148
Net earnings	$17,782	$4,965	$55,993	$13,731

Earnings per share:
Basic earnings per common share	$0.41	$0.12	$1.29	$0.32
Diluted earnings per common share	$0.40	$0.11	$1.25	$0.31

Weighted average number of shares outstanding:
Basic	43,617,360	43,169,590	43,525,848	43,079,243
Diluted	44,815,369	44,839,149	44,871,114	44,794,558

Centene Corporation Reports 2007 Second Quarter Results July 24, 2007 / Page 7

CENTENE CORPORATION AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS
(In thousands)

	Six Months Ended June 30,
	2007	2006
	(Unaudited)

Cash flows from operating activities:
Net earnings	$55,993	$13,731
Adjustments to reconcile net earnings to net cash provided by operating activities —
Depreciation and amortization	12,991	9,541
Stock compensation expense	7,837	7,154
Deferred income taxes	(327)	(287)
Gain on sale of FirstGuard Missouri	(7,472)	—
Changes in assets and liabilities —
Premium and related receivables	(21,823)	(45,710)
Other current assets	(24,583)	1,859
Other assets	(931)	(1,123)
Medical claims liabilities	15,035	16,690
Unearned revenue	8,203	1,705
Accounts payable and accrued expenses	11,832	10,658
Other operating activities	3,119	224
Net cash provided by operating activities	59,874	14,442
Cash flows from investing activities:
Purchases of property, software and equipment	(29,352)	(23,472)
Purchases of investments	(290,962)	(113,665)
Sales and maturities of investments	196,407	97,445
Proceeds from asset sales	14,102	—
Acquisitions, net of cash acquired	(5,336)	(60,710)
Net cash used in investing activities	(115,141)	(100,402)
Cash flows from financing activities:
Proceeds from exercise of stock options	2,651	3,761
Proceeds from borrowings	191,000	71,967
Payment of long-term debt	(165,484)	(4,487)
Excess tax benefits from stock compensation	797	1,977
Common stock repurchases	(3,231)	(3,180)
Debt issue costs	(5,070)	—
Net cash provided by financing activities	20,663	70,038
Net decrease in cash and cash equivalents	(34,604)	(15,922)
Cash and cash equivalents, beginning of period	271,047	147,358
Cash and cash equivalents, end of period	$236,443	$131,436

Interest paid	$3,738	$4,598
Income taxes paid	$6,049	$1,645

Centene Corporation Reports 2007 Second Quarter Results July 24, 2007 / Page 8

CENTENE CORPORATION

SUPPLEMENTAL FINANCIAL DATA

	Q2	Q1	Q4	Q3
	2007	2007	2006	2006
MEMBERSHIP
Medicaid Managed Care:
Georgia	281,400	291,300	308,800	252,600
Indiana	161,700	176,700	183,100	198,100
New Jersey	59,100	59,100	58,900	59,100
Ohio	128,200	118,300	109,200	88,300
South Carolina	31,100	—	—	—
Texas	333,900	318,500	298,500	259,900
Wisconsin	136,100	139,400	164,800	167,100
Subtotal	1,131,500	1,103,300	1,123,300	1,025,100
Kansas and Missouri	—	—	138,900	144,600
TOTAL	1,131,500	1,103,300	1,262,200	1,169,700

Medicaid	846,900	839,600	887,300	818,000
SCHIP	216,500	211,200	216,200	189,100
SSI	68,100	52,500	19,800	18,000
Subtotal	1,131,500	1,103,300	1,123,300	1,025,100
Kansas and Missouri Medicaid and SCHIP members	—	—	138,900	144,600
TOTAL	1,131,500	1,103,300	1,262,200	1,169,700

Specialty Services(a):
Arizona	95,200	93,600	94,500	94,500
Kansas	37,500	36,600	36,600	37,500
TOTAL	132,700	130,200	131,100	132,000

(a) Includes behavioral health contracts only.

REVENUE PER MEMBER(b)	$198.98	$185.90	$173.75	$169.98

CLAIMS(b)
Period-end inventory	284,800	326,000	296,100	233,500
Average inventory	244,600	239,400	195,700	188,600
Period-end inventory per member..	0.26	0.30	0.23	0.20

(b) Revenue per member and claims information are presented for the Medicaid Managed Care segment.

Centene Corporation Reports 2007 Second Quarter Results July 24, 2007 / Page 9

	Q2	Q1	Q4	Q3
	2007	2007	2006	2006

DAYS IN CLAIMS PAYABLE (c)	46.8	46.4	46.4	45.3
(c) Days in Claims Payable is a calculation of Medical Claims Liabilities at the end of the period divided by average claims expense per calendar day for such period.

CASH AND INVESTMENTS (in millions)
Regulated	$527.9	$491.0	$479.8	$411.1
Unregulated	65.8	71.8	28.9	29.0
TOTAL	$593.7	$562.8	$508.7	$440.1

DEBT TO CAPITALIZATION (d)	34.0%	35.3%	35.0%	35.6%
(d) Debt to Capitalization is calculated as follows: total debt divided by (total debt + equity).

HEALTH BENEFITS RATIO BY CATEGORY:
	Three Months Ended June 30,		Six Months Ended June 30,
	2007	2006	2007	2006
Medicaid and SCHIP	80.6%	84.0%	81.5%	83.4%
SSI	87.5	87.6	87.2	87.6
Specialty Services	75.9	83.7	77.5	83.9

GENERAL AND ADMINISTRATIVE EXPENSE RATIO BY BUSINESS SEGMENT:
	Three Months Ended June 30,		Six Months Ended June 30,
	2007	2006	2007	2006
Medicaid Managed Care	14.0%	12.3%	13.5%	12.1%
Specialty Services	15.8	17.4	15.8	19.3

MEDICAL CLAIMS LIABILITIES (In thousands)
Four rolling quarters of the changes in medical claims liabilities are summarized as follows:

Balance, June 30, 2006	$187,204
Acquisitions	1,788
Incurred related to:
Current period	2,180,604
Prior period	(12,426)
Total incurred	2,168,178
Paid related to:
Current period	1,889,731
Prior period	172,099
Total paid	2,061,830
Balance, June 30, 2007	$295,340

Centene’s claims reserving process utilizes a consistent actuarial methodology to estimate Centene’s ultimate liability.  Any reduction in the “Incurred related to:  Prior period” claims may be offset as Centene actuarially determines “Incurred related to: Current period.”  As such, only in the absence of a consistent reserving methodology would favorable development of prior period claims liability estimates reduce medical costs.  Centene believes it has consistently applied its claims reserving methodology in each of the periods presented.